Exhibit 10.34

                                   Letterhead

                          American Banknote Corporation



January 29, 1999

Patrick Gentile
14 Red Rose Circle
Darren, CT 06820

Dear Pat,

          This letter confirms your compensation and benefits package as of the date of this letter.

          You will continue to hold the position of Senior Vice President, Finance and Chief Accounting Officer of American Banknote Corporation ("ABN"). Your present base compensation is $185,000 annually, subject to annual reviews in accordance with Company policy. You will continue to participate in the Company's Executive Incentive and Benefits programs in effect for senior employees at your level. Your targeted bonus opportunities under Challenge 2000 or a similar based program are benchmarked at 37.5% of your annual base salary measured against specific corporate financial results, to a maximum of 50% of base salary if the Company exceeds such results by 120%. In addition, you are eligible to receive a bonus of 37.5% of your base salary to a maximum of 50%, depending on whether you meet or exceed your individual performance goals. 1998s minimum bonus will be 50% of base.

          You are eligible to continue to participate in the Company's Long-Term Incentive, the various Employee Stock Option Plans (and by this letter we are confirming the awards previous made to your under those plans), the Challenge 2000 Program and the Supplemental Employee Retirement Plan, according to the terms and conditions of the respective plans.

          In addition to the above, the Company shall reimburse you for your car lease payments, insurance and the maintenance thereof until the end of your current lease. These reimbursements will be grossed-up to take into account personal income taxes. At the end of this lease, the Company will lease a car of your choice (no longer than 2 years lease) with a retail value of up to $30,000.

          Further, we agree that upon termination of your employment by the Company for any reasons other than "For Cause," including death and disability or following a "Change of Control" or at your own initiative anytime after June 30, 1999, the Company will continue your base salary then in effect (subject to withholding taxes) for a period of 24 months and continue your employee health and dental benefits (subject to applicable employee contributions) for a period of 24 months from date of your termination or at employee's option a 2 year payment without benefits from the date of your termination.

          "For Cause" means that your termination of employment is based solely upon (1) materially breaching or failing to materially perform your immediate duties under applicable law and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (2) committing an act of dishonesty in the performance of your duties, or (3) being convicted of felony involving moral turpitude.

          "Change of Control" means the consummation by the Company of (A) any consolidation or merger of the Company in which neither (i) the holders of the voting stock of the Company immediately before such consolidation or merger will in the aggregate own 40% or more of voting stock of the continuing or surviving corporation immediately after such event, nor (ii) persons serving as directors of the Corporation immediately before such merger or consolidation will constitute a majority of the directors of the continuing or surviving corporation immediately after such event, or (B) the sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company.


                                         AMERICAN BANKNOTE CORPORATION


                                         By: /S/ MORRIS WEISSMAN
                                            -----------------------------------
                                             Morris Weissman
                                             Chairman & CEO

AGREED AND ACCEPTED:


By: /S/ PATRICK GENTILE
    -------------------------
    Patrick Gentile